Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated November 29, 2021, with respect to the financial statements of the Aspiration Redwood Fund, a series of the Aspiration Funds, as of September 30, 2021, incorporated herein by reference and to the reference to our firm under the heading Independent Registered Public Accounting Firm in the Statement of Additional Information.

Los Angeles, California
February 8, 2023